NVE Corporation Reports Third Quarter Results and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—January 25, 2022—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and nine months ended December 31, 2022.

Total revenue for the third quarter of fiscal 2023 increased 18% to $7.40 million from $6.29 million for the prior-year quarter. The increase was due to a 22% increase in product sales, partially offset by a 46% decrease in contract research and development revenue. Net income for the third quarter of fiscal 2023 increased 22% to $4.23 million, or $0.88 per diluted share, compared to $3.47 million, or $0.72 per share, for the prior-year quarter.

For the first nine months of fiscal 2023, total revenue increased 26% to $25.5 million from $20.3 million for the first nine months of the prior year. The increase was due to a 27% increase in product sales, partially offset by a 13% decrease in contract research and development revenue. Net income increased 35% to $14.5 million, or $2.99 per diluted share, from $10.7 million, or $2.21 per share, for the first nine months of fiscal 2022.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable February 28, 2023 to shareholders of record as of January 30, 2023.

“We are pleased to report strong revenue and earnings growth for the quarter and nine months,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, our dependence on critical suppliers and packaging vendors, and risks related to supply-chain disruptions, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 as updated in our Quarterly Report on Form 10-Q for the Quarter ended December 31, 2022.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND NINE MONTHS ENDED DECEMBER 31, 2022 AND 2021 (Unaudited)
	Quarter Ended December 31,
	2022	2021
Revenue
Product sales	$7,200,385	$5,916,790
Contract research and development	201,293	374,019
Total revenue	7,401,678	6,290,809
Cost of sales	1,478,372	1,385,006
Gross profit	5,923,306	4,905,803
Expenses
Research and development	700,609	596,492
Selling, general, and administrative	403,449	272,159
Total expenses	1,104,058	868,651
Income from operations	4,819,248	4,037,152
Interest income	406,092	283,940
Income before taxes	5,225,340	4,321,092
Provision for income taxes	994,016	855,685
Net income	$4,231,324	$3,465,407
Net income per share – basic	$0.88	$0.72
Net income per share – diluted	$0.88	$0.72
Weighted average shares outstanding
Basic	4,830,826	4,833,604
Diluted	4,832,368	4,835,770

	Nine Months Ended December 31,
	2022	2021
Revenue
Product sales	$24,787,885	$19,500,567
Contract research and development	668,024	766,866
Total revenue	25,455,909	20,267,433
Cost of sales	5,533,000	4,698,720
Gross profit	19,922,909	15,568,713
Expenses
Research and development	1,972,505	2,112,630
Selling, general, and administrative	1,210,395	1,221,893
Total expenses	3,182,900	3,334,523
Income from operations	16,740,009	12,234,190
Interest income	1,040,528	868,519
Income before taxes	17,780,537	13,102,709
Provision for income taxes	3,318,723	2,411,228
Net income	$14,461,814	$10,691,481
Net income per share – basic	$2.99	$2.21
Net income per share – diluted	$2.99	$2.21
Weighted average shares outstanding
Basic	4,830,826	4,833,356
Diluted	4,831,168	4,835,781

NVE CORPORATION BALANCE SHEETS DECEMBER 31 AND MARCH 31, 2022

	Dec. 31, 2022	March 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$2,029,714	$10,449,510
Marketable securities, short-term	10,337,621	20,839,683
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,097,274	4,704,829
Inventories	6,459,227	5,088,635
Prepaid expenses and other assets	924,161	420,520
Total current assets	21,847,997	41,503,177
Fixed assets
Machinery and equipment	10,486,161	9,739,244
Leasehold improvements	1,926,334	1,810,872
	12,412,495	11,550,116
Less accumulated depreciation and amortization	11,018,857	10,943,731
Net fixed assets	1,393,638	606,385
Deferred tax assets	862,424	483,469
Marketable securities, long-term	41,167,242	24,314,211
Right-of-use asset – operating lease	459,032	560,250
Total assets	$65,730,333	$67,467,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$470,929	$943,535
Accrued payroll and other	1,245,390	1,356,689
Operating lease	161,271	156,121
Total current liabilities	1,877,590	2,456,345
Operating lease	397,303	446,018
Total liabilities	2,274,893	2,902,363

Shareholders’ equity
Common stock	48,308	48,308
Additional paid-in capital	19,310,703	19,256,485
Accumulated other comprehensive income	(1,451,362)	(318,120)
Retained earnings	45,547,791	45,578,456
Total shareholders’ equity	63,455,440	64,565,129
Total liabilities and shareholders’ equity	$65,730,333	$67,467,492